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                                                                     Exhibit 2.4

                                AMENDMENT NO. 3
                                      to
                         AGREEMENT AND PLAN OF MERGER
                                     among
                       TM TRANSITORY MERGER CORPORATION,
                                  TISM, INC.
                                      and
                              THOMAS S. MONAGHAN,
      Individually and as Trustee of The Thomas S. Monaghan Living Trust

     AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER (this "AMENDMENT"), dated December 18, 1998, by and among TM Transitory Merger Corporation, a Michigan corporation ("BUYER"), TISM, Inc., a Michigan corporation ("TISM"), and Thomas
S. Monaghan, individually and as trustee of The Thomas S. Monaghan Living Trust (the "PRINCIPAL STOCKHOLDER").

                                  WITNESSETH:

     WHEREAS, Buyer, TISM and the Principal Stockholder are parties to an Agreement and Plan of Merger dated as of September 25, 1998, as amended by Amendments No.1 and No. 2 thereto dated as of November 24, 1998 and November 24, 1998, respectively (the "AGREEMENT");

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Agreement, the parties hereto agree as follows:

     1. Section 1.01(a) of the Agreement is hereby amended by inserting immediately after the words "all obligations" in the definition of "Indebtedness" included therein, the words "(other than obligations solely between or among TISM and its subsidiaries)".

     2. Section 2.01(c) of the Agreement is hereby deleted in its entirety, and Section 2.01(d) is renumbered Section 2.01(c).

     3. Section 5.03 of the Agreement is hereby amended to read in its entirety as follows:

          "The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or filing with, any governmental body, agency or official, including compliance with any applicable requirements of the HSR Act, other than the

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          filing with the Department of Consumer and Industry Services,
          Corporations, Securities and Land Development Bureau of the State of Michigan of the certificate of merger pursuant to Michigan Law."

     4. Schedule 6.01 of the Agreement is hereby amended to add the following sentence after the last sentence thereof:

          "Prior to the Closing Date, the name of Storefinder, Inc. a subsidiary of the Company, will be changed to Domino's Pizza International Payroll Services, Inc., and the name of Domino's Pizza International Payroll Services, Inc., an indirect subsidiary of the Company, will be changed to Domino's, Inc., and each such Company's certificate of incorporation will be amended to reflect this change."

     5.   Section 6.05 is hereby amended to read in its entirety as follows:

          "Prior to the Closing Date, TISM shall exercise the Option in exchange for a promissory note. The Principal Stockholder shall purchase from TISM the same number of TISM shares acquired pursuant to the option in exchange for one or more promissory notes in an amount that is, in the aggregate, larger than the principal amount of the note issued by TISM to exercise the Option. The Principal Stockholder and TISM shall net their respective notes referred to in the previous sentence, resulting in a net obligation of the Principal Stockholder to TISM. On or prior to the Closing Date, TISM will make a pro rata redemption from each of the Stockholders of shares of the then-outstanding Common Stock in an amount of such notes equal to the amount of such obligation of the Principal Stockholder to TISM."

     6. (a) Section 1.01(a) of the Agreement is hereby amended by inserting the following additional definition immediately following the definition of "Disclosure Schedules" therein:

     "ACCOUNTING EFFECTIVE DATE' means Sunday, December 20, 1998."

     (b) Section 1.01(a) of the Agreement is hereby amended by inserting the following proviso at the end of the definition of "Stock Consideration" therein:

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             "provided, however, that in the case of Stock Consideration consisting of shares of Class A Common Stock of the Surviving Corporation, all of such Class A Common Stock shall be payable in the form of shares of Class A-1 Common Stock."

     (c) Section 2.01(a) of the Agreement is hereby amended by appending the following proviso to the end of such paragraph:

          "; provided, that (i) for accounting purposes only, the Merger will be deemed to be effective as of the Accounting Effective Date, (ii) subject to the other terms and conditions of this Agreement, all of the revenues, income, costs and expenses of TISM and its Subsidiaries for the period from the close of business on the Accounting Effective Date (the "CLOSE OF BUSINESS") through the Closing Date shall be for the benefit or detriment of the Surviving Corporation and not the Stockholders of TISM and (iii) during such period TISM shall not declare or pay any dividend on, or make any other distribution in respect of its capital stock or otherwise make any payments of any kind to its Stockholders or any of its Affiliates other than as expressly provided herein."

     (d)  Section 2.05(a) of the Agreement is hereby amended by replacing clause
(x) thereof in its entirety with the following:

             "(x) fairly present the consolidated financial position of the Company and the Subsidiaries as at the Close of Business in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the December Balance Sheet,"

     (e) Section 9.05(a) of the Agreement is hereby amended by inserting therein, immediately after the words "provided, that Loss shall not include any Tax of TISM, the Surviving Corporation, the Company or the Subsidiaries arising as a result of the assumption of liabilities in excess of basis by the Company or any Subsidiary", the words:

             "; and provided, further, that there shall be no indemnification under this Section 9.05 unless the aggregate amount of Losses exceeds $150,000 and then only to the extent of such excess."

     (f) All references in the Agreement to the "Closing Balance Sheet" are hereby replaced with the words "Accounting Effective Date Balance Sheet", and all references in the Agreement to "Closing Capitalization Amount" are hereby replaced with the words "Accounting Effective Date Capitalization Amount".

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     7.   (a)  Section 6.04 of the Agreement is hereby amended by inserting in the place thereof the following:

               Section 6.04. Noncompetition. (a) The Principal Stockholder agrees that during the Non-Competition Period he shall not:

               (i) engage, either directly or indirectly, as an employee, officer, director or consultant, or as a principal for his own account or jointly with others, or as a stockholder in any corporation or joint stock association, in, or have any investment or other interest in, directly or indirectly, any business other than the Company that is engaged in the marketing, production or sale of pizza (the "BUSINESS") within the United States, or any other country from which the Company or any Subsidiary derives revenues, directly or indirectly, on or prior to the Closing Date; provided, that nothing contained in this Section 6.04 shall prevent the Principal Stockholder from owning, directly or indirectly, (i) not more than five percent of the outstanding shares of, or not more than five percent of any other equity interest in, any Person engaged in the Business and listed or traded on a national securities exchange or in an over-the-counter securities market or (ii) any financial interest in one or more Franchisees (A) the aggregate cost of which shall not exceed $10,000,000 without the prior consent of the Surviving Corporation, or
          (B) at any amount with the consent of the Surviving Corporation, which consent shall not be unreasonably withheld; and provided further, that this Section shall not be deemed to prohibit incidental sales of pizza on the premises of charitable, non-profit or educational institutions established by the Principal Stockholder or his Affiliates; or

               (ii) himself, or permit any Affiliate to, directly or indirectly, employ or solicit, or receive or accept the performance of services by any current employee with managerial responsibility or other current key employee of the Company or any Subsidiary, except as set forth on
          Schedule 6.04 provided, that nothing in this Section 6.04 shall prevent solicitation through general, non-targeted recruitment efforts such as advertisements and job listings.

          As used herein, the term "Non-Competition Period" shall mean the period beginning on the Closing Date and ending on the later of (x) three years after the Closing Date and (y) the date to which the Non-Competition Period shall have been from time to time extended pursuant

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     to the immediately following sentence. The Buyer shall be entitled to elect to make up to two (2) extensions of the Non-Competition Period, with each extension to be of one year's duration, such elections to be exercisable by notice to the Principal Stockholder (x) prior to three (3) years from the Closing Date in the case of the first such extension and (y) prior to four
     (4) years from the Closing Date in the case of the second such extension, such notice to be accompanied or preceded in each case by payment of $1.0 million by bank check or wire transfer of immediately available funds.

          (b) The Principal Stockholder agrees, from and after the Effective Time, that he shall not disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Surviving Corporation and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Surviving Corporation generally, or of any subsidiary or affiliate of the Surviving Corporation; provided that the foregoing shall not apply to information which is not unique to the Surviving Corporation or which is generally known to the industry or the public other than as a result of the Principal Stockholder's breach of this covenant.

          (c) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. The Principal Stockholder acknowledges that Buyer would be irreparably harmed by any

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     breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. The Principal Stockholder agrees that Buyer shall be entitled to injunctive relief requiring specific performance by him of this Section and consents to the entry thereof.

          (d) In consideration of the Principal Stockholder agreeing to the provisions of clause (a) of this Section, at the Closing, Buyer agrees to pay to him the sum of $50,000,000 (the "NONCOMPETE CONSIDERATION") in immediately available funds by wire transfer to an account with a bank in New York City designated by notice from him to Buyer.

     (b) Section 6.11 is hereby amended by replacing the text and heading thereof with the words "[intentionally omitted]".

     9. (a) The Buyer hereby waives the provisions of the Agreement solely to the extent necessary to permit the Company to terminate the Deferred Compensation Plans and make the required payments to the employees of the Company pursuant to the Deferred Compensation Plans prior to the Closing Date.

          (b) The Buyer hereby waives the provisions of the Agreement (other than Sections 2.05 and 2.06) to permit TISM to make on or prior to December 18, 1998 a distribution to its stockholders of a note receivable from the Principal Stockholder in the amount of $2,568,031.01 in payment for certain assets listed on the attached schedule. In addition, the Buyer hereby waives the provisions of the Agreement solely to the extent necessary (i) to permit certain other Stockholders of TISM to sell their Shares to the Principal Stockholder prior to the Closing, such that the ownership of the capital stock of TISM immediately prior to the Effective Time shall be as set forth on Exhibit A hereto rather than as set forth in Schedule 4.05 and (ii) to permit TISM to contribute 100% of the common stock of the Company to Domino's, Inc., a subsidiary of TISM.

          (c) This Amendment may be executed and delivered in any number of counterparts which together shall constitute one instrument, and shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflict of law rules of such state. This Agreement shall become effective when signed and delivered by each party hereto.

     10. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect. Terms defined in the Merger Agreement and not otherwise defined herein are used herein as so defined.

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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 to the Agreement as of this 18 day of December, 1998.


                              TM TRANSITORY MERGER CORPORATION


                              By: /s/ Andrew Balson
                                  -------------------------------------
                                  Name:  Andrew Balson
                                  Title: President, Secretary and
                                         Treasurer



                              TISM, INC.


                              By: /s/ Harry J. Silverman
                                  -------------------------------------
                                  Name:  Harry J. Silverman
                                  Title: Vice President

                              /s/ Kathleen Ferrell, As Attorney-in-Fact
                              -----------------------------------------
                              THOMAS S. MONAGHAN,
                              Individually and as Trustee

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